Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

CHASE CORPORATION ANNOUNCES FISCAL 2013 RESULTS

REVENUES OF $216.1 MILLION • EARNINGS PER SHARE OF $1.87

APPROVES ANNUAL DIVIDEND OF $0.45 PER SHARE

Bridgewater, MA — October 23, 2013 — Chase Corporation (NYSE MKT: CCF) today reported revenues of $58.6 million for the quarter ended August 31, 2013.  This represents an increase of $6.4 million or 12% compared to $52.2 million in the same quarter of last fiscal year.  The current quarter included revenues of $20.3 million relating to the Company’s NEPTCO subsidiary (of which $2.5 million related to the NEPTCO joint venture).  This compares to NEPTCO related revenues of $14.8 million (of which $2.6 million related to the joint venture) in the fourth quarter of last fiscal year, which included NEPTCO results from its June 27, 2012 acquisition date.  Net income attributable to Chase Corporation of $5.90 million in the current quarter increased $3.46 million or 142% from $2.44 million in the prior year period.  Earnings per diluted share of $0.64 in the fourth quarter of fiscal 2013 represented an increase of $0.37 compared to $0.27 per share in fiscal 2012.  Included in the fiscal 2012 quarter results were charges, net of tax, totaling $2.25 million relating to the step up in fair value of inventory, acquisition and defined benefit plan settlement costs.

For the fiscal year ended August 31, 2013, revenues increased $67.2 million or 45% to $216.1 million, compared to $148.9 million in the prior year.  Revenues of $78.3 and $14.8 million were attributable to NEPTCO for fiscal 2013 and 2012, respectively. Net income attributable to Chase Corporation increased $7.87 million or 84% to $17.21 million or $1.87 per share in the current fiscal year from $9.34 million or $1.03 per share in fiscal 2012.  Included in the fiscal year 2013 and 2012 results are charges, net of tax, totaling $1.24 million and $3.21 million, respectively, relating to the step up in fair value of inventory, acquisition and defined benefit plan settlement costs.

The Company also announced a cash dividend of $0.45 per share.  The dividend is to shareholders of record on November 5, 2013 and payable on December 4, 2013.

Peter R. Chase, Chairman and Chief Executive Officer, commented, “Fourth quarter results were significantly better than the previous year’s quarter and breaking through the $200 million revenue level for the year is exciting.  The integration of NEPTCO is moving along well and reflects the commitment of many associates on our team.  The ERP system implementation is well underway with completion planned by the end of calendar 2014.

“Several areas contributed to a strong performance both in the quarter and for the year.  In the industrial materials segment, electronic coatings, Paper Tyger and pulling and detection tapes did very well followed by wire and cable.  For the construction material segment, C.I.M. and pipeline products led the way.  Shipments are being made against the awaited Middle East infrastructure projects and are expected to continue for some time.

“We are pleased to raise the annual dividend again this year, recognizing its importance to many shareholders.  Our practice of paying annual dividends has been consistent for many years and we expect to maintain it in the future.  The balance sheet is very strong with ample working capital for expected needs.

“As we look ahead, consolidation remains a priority and is being conducted in coordination with the NEPTCO assimilation.  Strategic growth drivers are targeted marketing initiatives supported by new product development and our acquisition program with the goal of sustainable top and bottom line success.  FY 2014 brings on new challenges but presents significant opportunities as well.”

The following table summarizes the Company’s financial results for the three months and years ended August 31, 2013 and 2012.

	For the Three Months Ended		For the Years Ended
	August 31,		August 31,
All figures in thousands, except per share figures	2013	2012	2013	2012

Revenues	$58,558	$52,230	$216,062	$148,919

Costs and Expenses
Costs of products and services sold	38,463	36,018	146,035	101,249
Selling, general and administrative expenses	10,996	9,764	43,236	30,172
Acquisition related costs	—	2,506	—	3,206

Operating income	9,099	3,942	26,791	14,292

Other expense	(275)	(396)	(981)	(296)

Income before income taxes	8,824	3,546	25,810	13,996

Income taxes	2,959	1,179	8,904	4,732

Net income	$5,865	$2,367	$16,906	$9,264

Addback net loss attributable to non-controlling interest	31	74	308	74

Net income attributable to Chase Corporation	$5,896	$2,441	$17,214	$9,338

Net income per diluted share	$0.64	$0.27	$1.87	$1.03

Weighted average diluted shares outstanding	9,040	8,799	8,978	8,787

Reconciliation of net income to EBITDA and adjusted EBITDA
Net income attributable to Chase Corporation	$5,896	$2,441	$17,214	$9,338
Interest expense	306	295	1,294	398
Income taxes	2,976	1,222	9,070	4,775
Depreciation expense	1,453	1,179	5,872	3,262
Amortization expense	1,195	1,007	4,793	2,710
EBITDA	$11,826	$6,144	$38,243	$20,483

Acquisition related costs	—	2,506	—	3,206
Cost of sale of inventory step up	—	828	564	828
Defined benefit plan settlement costs	—	137	1,223	550

Adjusted EBITDA	$11,826	$9,615	$40,030	$25,067

As of August 31, 2013, the Company’s working capital was approximately $68 million, including cash on hand of $30 million. The outstanding balance of the Company’s term debt is $64.4 million.  The Company’s $15 million line of credit is fully available.

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:                      508.819.4219

E-mail:                    investorrelations@chasecorp.com

Website:             www.chasecorp.com

Chase Corporation, founded in 1946, is a leading manufacturer of protective materials for high reliability applications throughout the world.

The Company has used non-GAAP financial measures in this press release. EBITDA and Adjusted EBITDA are non-GAAP financial measures.  The Company believes that EBITDA and Adjusted EBITDA are useful performance measures as they are used by its executive management team and board of directors to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance.  Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.